Exhibit (h)(2)

BAIN CAPITAL SPECIALTY FINANCE, INC.

[•] Shares of Common Stock

Issuable Upon Exercise of Transferable Rights

to Subscribe for Such Shares

SOLICITING DEALER AGREEMENT

THE OFFER WILL EXPIRE AT [5:00 P.M.], NEW YORK CITY TIME,

[•], 2020, UNLESS EXTENDED

New York, New York

[•], 2020

To Securities Dealers and Brokers:

Bain Capital Specialty Finance, Inc., a Delaware corporation (the “Company”), is issuing to its shareholders of record (“Record Date Shareholders”) as of the close of business on [•], 2020 (the “Record Date”) transferable rights (“Rights”) to subscribe for an aggregate of up to [•]shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of the Company upon the terms and subject to the conditions set forth in the Company’s Prospectus (the “Offer”). Each such Record Date Shareholder is being issued one (1) Right for each full share of Common Stock owned on the Record Date.

Such Rights entitle their holders to acquire during the Subscription Period (as hereinafter defined) at the Subscription Price (as hereinafter defined) one Share for each [four] ([4]) Rights exercised, on the terms and conditions set forth in the Company’s final prospectus, dated [•], 2020, relating to the Offer (the “Prospectus”). No fractional shares will be issued.

Pursuant to the over-subscription privilege in connection with the Rights Offering (the “Over-Subscription Privilege”), (A) Record Date Holders who fully exercise all Rights issued to them may subscribe for additional Shares not subscribed for by other Holders on the terms and subject to the conditions set forth in the Prospectus, and (B) any Holders other than Record Date Holders who exercise Rights transferred to them may subscribe for additional Shares not subscribed for by other Holders or by Record Date Holders pursuant to their Over-Subscription Privilege on the terms and subject to the conditions set forth in the Prospectus.  Any over subscription by affiliates of Bain Capital, LP (“Bain Capital”) will be effected only after the pro rata allocation of Shares to (1) Record Date Holders (other than affiliates of Bain Capital) who fully exercise all Rights issued to them and (2) Holders other than Record Date Holders (other than affiliates of Bain Capital) who exercise Rights.

The Rights may be exercised at any time during the Subscription Period, which commences on [•], 2020 and ends at [5:00 p.m.], New York City time, on [•], 2020, unless extended by the Company in its sole discretion (the “Expiration Date”). The Rights are transferable and are traded on the NYSE under the symbol “BCSF RT” until and including [•], 2020 (or, if the offering is extended, until the trading day immediately prior to the Expiration Date as so extended). The Subscription Price per Share will be [95%] of the volume-weighted average of the sales prices of our shares of Common Stock on the NYSE for the five consecutive trading days ending on the Expiration Date. The Estimated Subscription Price per Share (which equals 92.5% of the volume-weighted average of the sales prices of the Common Stock on the NYSE for the five consecutive trading days ending on [•], 2020) is [$•].

The Company has authorized and the Dealer Managers (as hereinafter defined) have agreed to reallow a fee to any qualified broker or dealer executing a Soliciting Dealer Agreement who solicits the exercise of Rights and the Over-Subscription Privilege in connection with the Offer and who complies with the procedures described below (a “Soliciting Dealer”). Upon timely delivery to American Stock Transfer & Trust Company, LLC, the Company’s Subscription Agent for the Offer, of payment for Shares purchased pursuant to the exercise of Rights and the Over-Subscription Privilege and of properly completed and executed documentation as set forth in this Soliciting Dealer Agreement, a Soliciting Dealer will be entitled to receive a fee (the “Soliciting Fee”) equal to [•]% of the Subscription Price per Share so purchased subject to a maximum fee based on the number of shares of Common Stock held by such Soliciting Dealer through The Depository Trust Company (“DTC”) on the Record Date; provided, however, that no payment shall be due with respect to the issuance of any Shares until payment therefor is actually received. A qualified broker or dealer is a broker or dealer which is a member of a registered national securities exchange in the United States or the Financial Industry Regulatory Authority, Inc. (“FINRA”) or any foreign broker or dealer not eligible for membership who is not making solicitations outside the United States, who is relying on Rule 15a-6 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to be exempt from registration in the United States as a broker or dealer, and who agrees to conform to the Rules of FINRA, including, without limitation, FINRA Rules 2040, 5130 and 5141 thereof, in making solicitations in the United States to the same extent as if it were a member thereof.

The Dealer Managers have agreed to pay the Soliciting Fees payable to the undersigned Soliciting Dealer. Solicitation and other activities by Soliciting Dealers may be undertaken only in accordance with the applicable rules and regulations of the Securities and Exchange Commission and only in those states and other jurisdictions where such solicitations and other activities may lawfully be undertaken and in accordance with the laws thereof. Compensation will not be paid for solicitations in any state or other jurisdiction in which, in the opinion of counsel to the Company or counsel to J.P. Morgan Securities LLC, as lead dealer manager, and BofA Securities, Inc. and Morgan Stanley & Co. LLC, as co-dealer managers (the “Dealer Managers”), such compensation may not lawfully be paid. No Soliciting Dealer shall be paid Soliciting Fees with respect to Shares purchased pursuant to an exercise of Rights and the Over-Subscription Privilege for its own account or for the account of any affiliate of the Soliciting Dealer. No Soliciting Dealer or any other person is authorized by the Company or the Dealer Managers to give any information or make any representations in connection with the Offer other than those contained in the Prospectus and other authorized solicitation material furnished by the Company through the Dealer Managers. No Soliciting Dealer is authorized to act as agent of the Company or the Dealer Managers in any connection or transaction. In addition, nothing herein contained shall cause the Soliciting Dealers to be considered partners with the Dealer Managers or with one another, or agents of the Dealer Managers or of the Company, or create any association between such parties, or shall render the Dealer Managers or the Company liable for the obligations of any Soliciting Dealer. The Dealer Managers shall be under no liability to make any payment to any Soliciting Dealer, and shall be subject to no other liabilities to any Soliciting Dealer, and no obligations of any sort shall be implied.

In order for a Soliciting Dealer to receive Soliciting Fees, the Subscription Agent must have received from such Soliciting Dealer no later than [5:00 p.m.], New York City time, on the Expiration Date, either (i) a properly completed and duly executed subscription certificate with respect to Shares purchased pursuant to the exercise of Rights and the Over-Subscription Privilege and full payment for such Shares or (ii) a Notice of Guaranteed Delivery guaranteeing delivery to the Subscription Agent by close of business on the third business day after the Expiration Date of (a) a properly completed and duly executed subscription certificate with respect to Shares purchased pursuant to the exercise of Rights and the Over-Subscription Privilege and (b) full payment for such Shares. Soliciting Fees will only be paid after receipt by the Subscription Agent of a properly completed and duly executed Soliciting Dealer Agreement and a subscription certificate designating the Soliciting Dealer in the applicable portion hereof. In the case of a Notice of Guaranteed Delivery, Soliciting Fees will only be paid after delivery in accordance with such Notice of Guaranteed Delivery has been effected. Soliciting Fees will be paid by the Company (through the Subscription Agent) to the Soliciting Dealer by check to an address designated by the Soliciting Dealer below by the tenth business day following the day the Company issues Shares after the Expiration Date.

All questions as to the form, validity and eligibility (including time of receipt) of this Soliciting Dealer Agreement will be determined by the Company, in its sole discretion, which determination shall be final and binding. Unless waived, any irregularities in connection with a Soliciting Dealer Agreement or delivery thereof must be cured within such time as the Company shall determine. None of the Company, the Dealer Managers, the Subscription Agent, the Information Agent for the Offer or any other person will be under any duty to give notification of any defects or irregularities in any Soliciting Dealer Agreement or incur any liability for failure to give such notification.

The acceptance of Soliciting Fees from the Dealer Managers by the undersigned Soliciting Dealer shall constitute a representation by such Soliciting Dealer to the Dealer Managers that: (i) it has received and reviewed the Prospectus; (ii) in soliciting purchases of Shares pursuant to the exercise of the Rights and the Over-Subscription Privilege, it has complied with the applicable requirements of the Exchange Act, any applicable securities laws of any state or jurisdiction where such solicitations were made, and the applicable rules and regulations of any self-regulatory organization or registered national securities exchange; (iii) in soliciting purchases of Shares pursuant to the exercise of the Rights and the Over-Subscription Privilege, it has not published, circulated or used any soliciting materials other than the Prospectus and any other authorized solicitation material furnished by the Company through the Dealer Managers and has not made any written representations concerning the Company to any holders or prospective holders of Shares or Rights other than those contained in such materials or otherwise previously authorized in writing by the Company or otherwise permitted by applicable law; (iv) it has not purported to act as agent of the Company or the Dealer Managers in any connection or transaction relating to the Offer; (v) the information contained in this Soliciting Dealer Agreement is, to its best knowledge, true and complete; (vi) it is not affiliated with the Company; (vii) it will not accept Soliciting Fees paid by the Dealer Managers pursuant to the terms hereof with respect to Shares purchased by the Soliciting Dealer pursuant to an exercise of Rights and the Over-Subscription Privilege for its own account or the account of any affiliates; (viii) it will not remit, directly or indirectly, any part of Soliciting Fees paid by the Dealer Managers pursuant to the terms hereof to any beneficial owner of Shares purchased pursuant to the Offer; and (ix) it has agreed to the amount of the Soliciting Fees and the terms and conditions set forth herein with respect to receiving such Soliciting Fees. By returning a Soliciting Dealer Agreement and accepting Soliciting Fees, a Soliciting Dealer will be deemed to have agreed to indemnify and hold harmless the Company, BCSF Advisors, LP, a Delaware limited partnership (the “Adviser”) and the Dealer Managers and any person who controls the Company and the Dealer Managers within the meaning of Section 15 of the Securities Act of 1933, as amended, and Section 20 of the Exchange Act (the “Indemnified Persons”) and the successors and assigns of all of the foregoing persons, from and against any loss, damage, expense, liability or claim (including the reasonable cost of investigation) which, jointly or severally, the Company or the Dealer Managers or any such person may incur under the federal securities laws, common law or otherwise, insofar as such loss, damage, expense, liability or claim arises out of or is based upon any action taken by such Soliciting Dealer under this agreement or any breach of such Soliciting Dealer’s representations made herein and described above. In making the foregoing representations, Soliciting Dealers are reminded of the possible applicability of the anti-manipulation rules under the Exchange Act if they have bought, sold, dealt in or traded in any Shares for their own account since the commencement of the Offer.

Upon expiration of the Offer, no Soliciting Fees will be payable to Soliciting Dealers with respect to Shares purchased thereafter.

Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Dealer Manager Agreement, dated [•], 2020, among the Company, the Adviser and the Dealer Managers, or, if not defined therein, in the Prospectus.

This Soliciting Dealer Agreement will be governed by the laws of the State of New York.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Please execute this Soliciting Dealer Agreement below accepting the terms and conditions hereof and confirming that you are a member firm of FINRA or a foreign broker or dealer not eligible for membership who is not making solicitations outside the United States, who is relying on Rule 15a-6 under the Exchange Act to be exempt from registration in the United States, and who has conformed to the Rules of FINRA, including, without limitation, FINRA Rules 2040, 5130 and 5141 thereof, in making solicitations of the type being undertaken pursuant to the Offer in the United States to the same extent as if you were a member thereof, and certifying that you have solicited the purchase of the Shares pursuant to exercise of the Rights and the Over-Subscription Privilege, all as described above, in accordance with the terms and conditions set forth in this Soliciting Dealer Agreement. Please forward two executed copies of this Soliciting Dealer Agreement to: J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attn: [•], e-mail: [•]; BofA Securities, Inc., One Bryant Park, New York, New York 10036, Attn: [•], e-mail: [•]; and Morgan Stanley & Co. LLC, 1585

Broadway, New York, New York 10036, Attn: [•], e-mail: [•], with a copy to Ropes & Gray LLP, 1211 Avenue of the Americas, New York, New York 10036, Attn: Paul Tropp, e-mail: Paul.Tropp@ropesgray.com.

[Signature Page Follows]

A signed copy of this Soliciting Dealer Agreement will be promptly returned to the Soliciting Dealer at the address set forth below.

Very truly yours,

J.P. MORGAN SECURITIES LLC

By:
Name:
Title:

BOFA SECURITIES, INC.

By:
Name:
Title:

MORGAN STANLEY & CO. LLC

By:
Name:
Title:

PLEASE COMPLETE THE INFORMATION BELOW
Printed Firm Name	Address
Contact at Soliciting Dealer
Authorized Signature	Area Code and Telephone Number
Name and Title
Facsimile Number

Dated:

Payment of the Soliciting Fee shall be mailed

by check to the following address: